Exhibit 99.1

Otter Tail Power Company requests rate review in Minnesota

Fergus Falls, MN, November 2, 2020: Today Otter Tail Power Company filed a request to increase its rates with the Minnesota Public Utilities Commission (PUC). The filing starts an approximately 18-month process, often referred to as a rate case, during which the PUC reviews the costs the company incurs to provide customers with energy and related services and then determines the appropriate prices for using those services.

“We’re creating a cleaner energy future while keeping the prices our customers pay among the lowest in the nation,” said Otter Tail Power Company President Tim Rogelstad. “Making this request now better prepares us for long-term success in providing safe, reliable, low-cost electricity to our customers.”

Cleaner energy, smarter technologies, and rising costs drive decision

Prudent investment in cleaner energy generation primarily is driving this request. The Merricourt Wind Energy Center, a 150-MW wind generation facility in southeast North Dakota, and Astoria Station, a 245-MW simple-cycle natural gas combustion turbine in east central South Dakota, are part of the company’s plan to meet customers’ future energy and capacity needs, replace expiring power purchase agreements, and prepare for the 2021 retirement of the 1950s-era coal-fired Hoot Lake Plant in Fergus Falls, Minnesota. The company currently anticipates the Merricourt Wind Energy Center will begin commercial operation by the end of 2020, and Astoria Station likely will begin commercial operation in the first quarter of 2021. “Astoria Station complements our wind resources by providing a low-emission option when the wind isn’t blowing,” said Rogelstad. “Backing wind with natural gas captures the low-cost energy made possible by the current market for wind generation while helping to ensure sufficient reliability from resources we can ramp up quickly during periods of high energy demand.”

Continued focus on enhancing customer experience also is part of the request. A recently implemented Customer Information System allows customers more access and options related to their energy use and the company’s services.

“Our low rates are not an accident,” said Rogelstad. “They’re a direct result of our long history of mindful operations and making the right investments at the right times.” The company filed its last Minnesota rate review in 2016.

Typical residential customer’s monthly bill would increase approximately $7.75

Otter Tail Power Company requested permission to increase non-fuel rates by approximately $14.5 million, or 6.77 percent. If the PUC approves the overall request as filed, a typical residential customer’s bill would increase by approximately $7.75 a month, and a typical business customer’s bill would increase by approximately $26 a month. The increase would be more for some customers and less for others depending on the rates on which they are served and the amount of energy they use.

While the PUC considers Otter Tail Power Company’s overall request, the company asked to increase rates on an interim basis beginning January 1, 2021. In January customers will receive information with their electric service statements showing the requested overall rate increase and example interim monthly bill impacts for various customer types. The interim rates would remain in effect until early 2022. If final rates are lower than interim rates, the company will refund customers the difference with interest. If final rates are higher than interim rates, the company will not collect the difference.

The PUC will hold a public hearing related to the request and will post the hearing schedule on its website. Otter Tail Power Company also will post the hearing schedule and provide additional details about its rate review request at otpco.com/MNRateReview.

Save energy, save money

Otter Tail Power Company encourages customers to stay one step ahead in terms of saving energy and money by:

●	Taking advantage of company rebates and incentives for energy-efficient electric technologies.
●	Participating in programs that make use of lower off-peak rates.
●	Making low-cost and no-cost changes to reduce energy consumption.

Customers can find options to save energy and money at otpco.com/WaysToSave.

This news release is available on our website at otpco.com/newsroom.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including approval of regulatory rates, expectations on commercial operations and expectations on costs to customers, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “would,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify forward-looking statements within the meaning of the Act. We believe our expectations are based on reasonable assumptions which entail various risks and uncertainties that could cause actual results to differ materially from those expectations, Actual results may differ materially from those contemplated by the forward-looking statements due to, among other factors, the risks and uncertainties set forth in Item 1A, Risk Factors, in Otter Tail Corporation’s 2019 report on Form 10-K and in its other SEC filings.

Otter Tail Power Company, a subsidiary of Otter Tail Corporation (Nasdaq Global Select Market: OTTR), is headquartered in Fergus Falls, Minnesota. With a balanced commitment to environmental, economic, and community stewardship, the company provides electricity and energy services to approximately 230,000 people in Minnesota, North Dakota, and South Dakota. To learn more about Otter Tail Power Company visit otpco.com. To learn more about Otter Tail Corporation visit ottertail.com.

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